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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) of
THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☒	Soliciting material pursuant to Rule 14a-12
ADC TELECOMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        Attached hereto are a press release of ADC Telecommunications, Inc., a letter to ADC employees from ADC's Chairman and Chief Executive Officer, and a stock option exchange program question and answer document for ADC employees, each relating to a proposed stock option exchange program to be presented to shareowners of ADC at its annual shareowners meeting be held March 4, 2003. The press release is being made available for publication on December 11, 2002, and the letter and question and answer document are being distributed to ADC employees on December 11, 2002.

        The stock option exchange program cannot be implemented unless shareowners approve an amendment to the ADC Telecommunications, Inc. Global Stock Incentive Plan. If the amendment is approved, ADC will be permitted to make an offer to eligible employees (other than its five most highly compensated executive officers and members of its Board of Directors) to surrender certain of their outstanding options to purchase ADC common stock in exchange for new options to purchase a lesser number of shares of ADC common stock. The new options would be granted six months and one day after the close of a specified offering period at the then-current market price of ADC common stock.

        ADC has not filed or distributed its proxy statement in connection with the annual shareowners meeting to be held on March 4, 2003. The proxy statement will contain important information regarding proposals related to this exchange offer and should be read carefully by shareowners prior to voting. ADC has not commenced the exchange offer referred to in this communication, and will not unless shareowners approve the exchange program at the annual shareowners meeting on March 4, 2003. ADC's Board of Directors has reserved the right to amend, postpone or terminate the proposed exchange program in the event of changed circumstances prior to the commencement of the exchange offer. If and at the time the exchange offer is commenced, ADC will provide optionholders who are eligible to participate in the program with written materials explaining the precise terms and timing of the exchange offer. Employees who are eligible to participate in the exchange offer should read these written materials carefully when they become available because they will contain important information about the exchange offer. Upon commencement of the exchange offer, ADC will also file the written materials relating to the exchange offer with the Securities and Exchange Commission as part of a tender offer statement. ADC's shareowners and optionholders will be able to obtain these written materials and other documents filed by ADC with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's web site at www.sec.gov or from ADC's Investor Relations web site at www.adc.com/investor by clicking on Financial Information, then clicking on SEC Filings.

Attachments:

  (1)
  Press Release

  (2)
  Letter to Employees of ADC Telecommunications, Inc. from Rick Roscitt, Chairman and Chief Executive Officer, and Question and Answer document

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Attachment (1)

         news release

For Immediate Release	Contacts:	Rob Clark, ADC Public Relations 952.917.0304 rob_clark@adc.com
Mark Borman, ADC Investor Relations 952.917.0590 mark_borman@adc.com

ADC's Board Approves Exchange Program
for Employee Stock Options

Program Subject to Shareowner Approval at March 4, 2003 Annual Meeting

MINNEAPOLIS—December 11, 2002—ADC (NASDAQ: ADCT; www.adc.com) today announced that its Board of Directors has approved a stock option exchange program for ADC employees, subject to shareowner approval of the program at its annual meeting on March 4, 2003.

Under the proposed program, ADC employees will be given a voluntary, one-time opportunity to exchange some or all of the eligible stock options they currently hold for a lesser number of options at a new exercise price. The new exercise price will be based on ADC's stock price at an expected option grant date in December 2003. ADC's five most highly compensated officers and Board members will not be eligible to participate in the program. The program will be more fully described in ADC's 2003 proxy statement, which will be mailed to shareowners in January 2003.

"We believe the program will enhance long-term shareowner value by improving our ability to retain and incent our talented and valuable employees and by reducing the total options outstanding," said Rick Roscitt, chairman and CEO of ADC.

ADC's stock option exchange program is structured on a "value-for-value" principle, which will result in employees exchanging a larger number of old options for a smaller number of new options. The "value-for-value" approach is used in order to produce favorable results for shareowners by reducing the overall number of options outstanding, while also offering ADC a key employee retention and incentive mechanism to pursue its long-term growth objectives. In addition, ADC will round up in favor of its shareowners in establishing value-for-value option exchange ratios, using a valuation methodology based on the Black-Scholes option valuation model.

Based on the current stock trading range, the option exchange would apply to eligible employees' options that have an exercise price equal to or greater than $4.00 per share and an expiration date on or after January 1, 2004. The new options will have a new exercise price equal to the fair market value of ADC common stock on the date of grant of the new options and a new vesting schedule.

If approved by shareowners, the program is expected to commence in June 2003. Due to possible fluctuations in the ADC stock price before that time or other changed circumstances, the Board of Directors has reserved the right to cancel or postpone the program as the Board deems appropriate.

ADC's stock option exchange program is structured to comply with existing Financial Accounting Standards Board (FASB) guidelines so that ADC will avoid any variable accounting compensation charges against its earnings. ADC also developed the program with the intent to secure a favorable recommendation from Institutional Shareholder Services.

To achieve the desired accounting treatment for the exchange program, ADC must wait until at least six months have elapsed since the last eligible employee option grant date, which occurred in November 2002. For this reason, if the program is approved by shareowners, the exchange program will be commenced in June 2003. At that time, employees would have at least 20 business days to elect to participate, with the new options expected to be granted in December 2003.

Notice Concerning Stock Option Exchange Program

ADC has not filed or distributed its proxy statement in connection with the annual shareowners meeting on March 4, 2003. The proxy statement will contain important information regarding proposals related to this exchange and should be read carefully by shareowners prior to voting. ADC has not commenced the exchange offer referred to in this communication, and will not unless shareowners approve the exchange program at the annual shareowners meeting on March 4, 2003. ADC's Board of Directors has reserved the right to amend, postpone or terminate the proposed exchange program in the event of changed circumstances prior to the end of the exchange offer period. If and at the time the exchange offer is commenced, ADC will provide optionholders who are eligible to participate in the exchange offer with written materials explaining the precise terms and timing of the exchange offer. Employees who are eligible to participate in the exchange offer should read these written materials carefully when they become available because they will contain important information about the exchange offer, including certain risks associated with the exchange offer. Upon the commencement of the exchange offer, ADC will also file the written materials relating to the exchange offer with the Securities and Exchange Commission as part of a tender offer statement. ADC's shareowners and optionholders will be able to obtain these written materials and other documents filed by ADC with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's web site at www.sec.gov or from ADC's Investor Relations web site at www.adc.com/investor by clicking on Financial Information, then clicking on SEC Filings.

About ADC

ADC is The Broadband Company™. ADC offers high-quality, value-added solutions of network equipment, software and systems integration services that enable communications service providers to deliver high-speed Internet, data, video, and voice services to consumers and businesses worldwide. ADC (Nasdaq:ADCT) has sales into more than 100 countries. Learn more about ADC Telecommunications, Inc. at www.adc.com.

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Attachment (2)

December 11, 2002
TO:	ADC Employees
FROM:	Rick Roscitt, Chairman and CEO
SUBJECT:	Stock Option Exchange Program

Today, I'm very pleased to announce that the ADC Board of Directors has approved a Stock Option Exchange Program for ADC employees and will seek shareowner approval of this program at ADC's Annual Shareowner's Meeting on March 4, 2003. This voluntary program is designed to let eligible employees exchange some or all of their eligible stock options for a lesser number of options at a new exercise price. This exciting new program is designed to motivate and incent employees for their continued commitment and determination to return ADC to growth and profitability.

As a result of dramatically changed circumstances in our industry, many of our employees hold options with exercise prices significantly higher than our current share price. This disparity minimizes the original intent of stock options, which are used by ADC as a long-term compensation incentive. Recognizing this disparity, our Board has approved this voluntary program for 2003 with the goal of allowing our employees to start anew with options priced in a way that we hope will reward your current and future efforts to grow the value of our company.

In conjunction with ADC's proxy filing in mid-January, you will receive more detail about the program's specific requirements and processes. At this time, however, I can share with you the principles that drove the program's design.

First, based on the current stock trading range, the option exchange would apply to eligible employees' outstanding options that have an exercise price equal to or greater than $4.00 per share and an expiration date on or after January 1, 2004. The new options will have a new exercise price and a new vesting schedule, which enables ADC to renew the long-term incentive goals of stock options.

If the exchange program is approved by shareowners, ADC expects to make the program available to eligible employees in June 2003. At that time, employees would be provided at least 20 U.S. business days to elect to participate or decline to participate in the program. The new options granted in exchange for options surrendered in June are expected to be made in December 2003 and will have a new exercise price equal to the value of ADC stock on the grant date.

Second, ADC will attempt to make this program available worldwide, where practical and feasible. Currently, we are working to evaluate the possibilities for this program for our employees outside of the U.S. and will provide more detail on the exact countries where this program will be possible as available.

Third, an option exchange program must receive the approval of our shareowners, and therefore, must provide meaningful value to them. In this case, stock options as a long-term incentive tool can serve to improve employee retention and motivate performance, which, in turn, serves to grow shareowner value. The program will also lessen the overall number of options outstanding, providing an additional benefit to our shareowners.

In designing our program, we have established a "value-for-value" minimum standard for the exchange of options. The "value-for-value" approach is customary for these types of programs and is used in order to produce favorable results for shareowners by reducing the overall number of options outstanding. In addition, ADC will round up in favor of its shareowners in establishing "value-for-value" exchange ratios. As a result, the exchange will not be a one-for-one option exchange for employees, but it will allow employees to exchange currently underwater options for options that we hope will have future reward potential.

Fourth, the program is designed to comply with existing Financial Accounting Standards Board guidelines and has been developed in close consultation with Institutional Shareholder Services (ISS) and compensation program experts. This third-party review of our program ensures that the program meets industry standards for accounting and is designed to have little or no negative effect on ADC earnings.

Fifth, ADC's five most highly compensated officers and members of its Board of Directors will not be eligible to participate in the program. This is a typical institutional investor expectation for stock option exchange programs and avoids the undue perception of special benefit or reward for ADC's most senior executives and Board members.

Because the program cannot be implemented until June 2003 and fluctuations may occur in our stock price before that time, the Board of Directors does reserve the right to cancel or postpone the program as the Board deems appropriate.

As stated earlier, we will provide you more detail about the program in the coming weeks and will have a more complete description of the program in our proxy statement that will be mailed to shareowners in January. In addition, I have attached a Question and Answer document designed to answer those questions you may have at this time.

I am delighted that our Board of Directors has approved this program for shareowner approval and thank you for your continued efforts to win in the marketplace and return ADC to growth and profitability.

Warmest regards,

Rick Roscitt
Chairman and CEO

Notice Concerning Stock Option Exchange Program

ADC has not filed or distributed its proxy statement in connection with the annual shareowners meeting on March 4, 2003. The proxy statement will contain important information regarding proposals related to this exchange and should be read carefully by shareowners prior to voting. ADC has not commenced the exchange offer referred to in this communication, and will not unless shareowners approve the exchange program at the annual shareowners meeting on March 4, 2003. ADC's Board of Directors has reserved the right to amend, postpone or terminate the proposed exchange program in the event of changed circumstances prior to the end of the exchange offer period. If and at the time the exchange offer is commenced, ADC will provide optionholders who are eligible to participate in the exchange offer with written materials explaining the precise terms and timing of the exchange offer. Employees who are eligible to participate in the exchange offer should read these written materials carefully when they become available because they will contain important information about the exchange offer, including certain risks associated with the exchange offer. Upon the commencement of the exchange offer, ADC will also file the written materials relating to the exchange offer with the Securities and Exchange Commission as part of a tender offer statement. ADC's shareowners and optionholders will be able to obtain these written materials and other documents filed by ADC with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's web site at www.sec.gov or from ADC's Investor Relations web site at www.adc.com/investor by clicking on Financial Information, then clicking on SEC Filings.

# # #

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Stock Option Exchange Program
Question and Answer

Q1	Why does ADC wish to implement this program?
A1
ADC utilizes stock options as long-term compensation incentives for employees. Due to market declines over the past two years, many ADC employees hold options priced significantly higher than our current stock price. Recognizing this disparity, our Board of Directors has approved this program, pending shareowner approval, so that our employees can start anew with options priced in a way that we hope will reward current and future efforts to grow our company.
Q2	Why is this good for me?
A2
This program may be beneficial to you if you have options with exercise prices at values significantly higher than today's current stock price and that otherwise qualify for the program. Because this program will provide you an opportunity to exchange those options for a lesser number of new options with exercise prices equal to our stock price at the time of the new grant, the result is a potentially higher return on your options moving forward.
Q3	Who is eligible to participate?
A3
To be eligible, you must be an ADC employee on the last day of the election period in June 2003. Based on the current stock trading range, the option exchange would apply to eligible employees' options that have an exercise price equal to or greater than $4.00 per share and an expiration date on or after January 1, 2004.

Some employees outside of the U.S. may not qualify to participate in the program. In addition, ADC's five most highly compensated officers and Board members will not be eligible to participate in the program.
If the program is approved by shareowners, complete and final eligibility requirements will be included in the Stock Option Exchange Program plan documents to be distributed to employees in June 2003.
Q4	Will the program be available in countries outside the U.S.?
A4
ADC intends to offer this program worldwide, where practical and feasible. Currently, we are working to evaluate the possibilities for this program for our employees outside the United States and will provide more detail as available on the exact countries where this program will be possible.
Q5	Do I have to participate in the program?
A5
No. The program is strictly voluntary. If the program is approved by shareowners, there will be an election period in June 2003 of at least 20 U.S. business days where employees can either elect or decline to participate.
Q6	Do I have to exchange all of my options?
A6
Eligible employees can elect to exchange just portions of their options and are not required to exchange all of their options eligible for the program, subject to some conditions that will be more fully described in subsequent materials.

Q7	What will I have to do to participate in the program?
A7
As a potential participant, there are no immediate actions at this time. If you are an ADC shareowner, you will have the opportunity to vote on the program beginning in January when proxy statements and voting materials are distributed.

In January, ADC will issue more details about the exchange program to employees and shareowners when it files its proxy statement. If ADC shareowners approve the program at the annual shareowners meeting in March, then in June, there will be an election period of at least 20 U.S. business days during which eligible employees must elect or decline to participate in the program. Election forms and final instructions will be made available at that time.
Q8	Why will it take so long to start the program?
A8	The June requirement is necessary in order for ADC to comply with accounting rules, which require a six-month delay from its last option grant date for eligible participants.
Q9	Will my vesting schedule change?
A9	Yes. The specific vesting schedule for the new options will be included in the program information that will be made available in January 2003.
Q10	Why won't I get the same number of options I trade in?
A10
The exchange will not be a one-for-one option exchange for employees because we have determined it to be in the best interest of our shareowners to establish a "value-for-value" based program. If we do not exchange options at rates that reduce the overall number of options outstanding, it eliminates a key benefit to shareowners and could affect their decision to approve the program.
Q11	What happens if I elect to participate in the program, but leave ADC voluntarily prior to the grant date?
A11
If an eligible employee who surrenders options in the program voluntarily terminates their employment with ADC or a participating subsidiary prior to the date of grant of the replacement options, that employee will not receive any replacement options.
Q12	What if I elect to participate in the program but am laid off by ADC prior to the grant date?
A12
Employees in this situation will be granted 20 percent of the new options they otherwise would have received in the exchange. These new options will be granted on the same date as the new options granted to other participants.
If the program is approved by shareowners, complete and final eligibility requirements will be included in the Stock Option Exchange Program plan documents to be distributed to employees in June 2003.
Q13	What will the exchange ratios be?
A13	Final exchange ratios will be determined and communicated prior to the election period in June 2003.
Q14	Do I need to supply my original option agreements to participate?
A14	No. There will be an election form to document your decision.
Q15	I have some recent options with a relatively low exercise price. Why do I have to participate?
A15	Employees are not required to participate and may elect to exchange only portions of their options, subject to some conditions that will be more fully described in subsequent materials.

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Q16	Have other companies implemented such a program?
A16	Yes. Companies such as Lucent, Nortel and Kodak have implemented similar programs. Each of these programs has some differences from ADC's program but the main program objectives were similar.
Q17	What is the difference between this program and directly repricing options?
A17
A program to reprice options directly would result in different accounting treatment and could negatively impact earnings. ADC has elected to use the stock option exchange program as an alternative to direct repricing of options because exchange programs are more commonly used in today's market and are more favorable to our accounting needs.
Q18	Why can the Board of Directors terminate the program?
A18	In our dynamic industry and economy, circumstances could change significantly prior to June 2003. For this reason, the Board has decided to reserve the right to terminate the program.
Q19	Where do I go to get more information about the program?
A19	More information will be made available in January. As details are made available, they will be distributed to employees as required and posted to You@ADC on Broadway.

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QuickLinks

  Attachment (1)
ADC's Board Approves Exchange Program for Employee Stock Options
  Attachment (2)
Stock Option Exchange Program Question and Answer